Exhibit 99.1

PRESS RELEASE

For more information contact: FOR IMMEDIATE RELEASE
Gerald Shencavitz
EVP and Chief Financial Officer
(207) 288-3314

EARNINGS PER SHARE UP 28.1% AT BAR HARBOR BANKSHARES

BAR HARBOR, Maine (April 28, 2009) – Bar Harbor Bankshares (the "Company") (NYSE Amex: BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced net income of $2.6 million for the quarter ended March 31, 2009, compared with $2.0 million for the first quarter of 2008, representing an increase of $673 thousand, or 34.5%. The Company’s fully diluted earnings per share, after preferred stock dividends and accretion of preferred stock discount, amounted to $0.82 for the first quarter of 2009, compared with $0.64 for the first quarter of 2008, representing an increase of $0.18, or 28.1%. First quarter net income available to common shareholders amounted to $2.4 million, representing an increase of $451 thousand, or 23.1% compared with the first quarter of 2008.

The Company’s annualized return on average shareholders’ equity amounted to 12.98% in the first quarter of 2009, compared with 11.66% for the same quarter in 2008.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, "Despite the deepening economic recession and well publicized problems being suffered by a large segment of the banking and financial services industry, Bar Harbor Bankshares is off to a remarkably vigorous start in 2009. We are delighted to report very strong earnings and earnings per share, solid earning asset growth, and a healthy financial condition."

Mr. Murphy continued his remarks by saying, "In the first quarter of 2009 the Bank enjoyed a significant expansion of its net interest margin and a significant increase in net interest income, which was the primary contributor to the Company’s outstanding earnings performance. Considering the weakening economy, slackening commercial loan demand and unrelenting competition for high quality loans, we are also pleased to report first quarter loan portfolio growth of $14.7 million. Among the many issues the banking industry is experiencing, as a whole, is a serious deterioration in both commercial and consumer loan credit quality. We are pleased to report that, as of quarter-end, the Bank’s non-performing loans remained at low levels and were essentially unchanged compared with year end 2008. Our disciplined approach to underwriting loans continues to serve us well during the current economic downturn, as we have historically not sacrificed credit quality for higher loan yields and higher levels of earning asset growth."

In concluding, Mr. Murphy added, "Economic conditions nationally and locally are expected to deteriorate further as the impact of the current recession continues to unfold. In light of the Company’s strong balance sheet, liquidity position, earnings fundamentals and capitalization, we are confident the Company is well prepared for the uncertainties that lie ahead for the banking industry, which are likely to characterize the road to economic recovery that we believe lies ahead."

Financial Condition

Assets: The Company’s total assets surpassed the $1 billion mark during the first quarter. At March 31, 2009 total assets stood at $1.06 billion, representing an increase of $89.9 million, or 9.2%, compared with December 31, 2008.

Loans: Total loans ended the first quarter at $648.3 million, representing an increase of $14.7 million, or 2.3%, compared with December 31, 2008. First quarter loan growth was led by commercial loans and tax-exempt loans to local municipalities. Residential mortgage loan origination activity increased significantly during the quarter, principally reflecting the declines in residential mortgage loan interest rates and borrower refinancing activity.

Credit Quality: The Bank’s non-performing loans ended the quarter at relatively low levels and were well below the Bank’s peer group average. At March 31, 2009, total non-performing loans amounted to $4.4 million or 0.68% of total loans, compared with $4.4 million, or 0.70% at December 31, 2008.

The Bank’s loan loss experience improved during the first quarter of 2009 compared with the same quarter in 2008. Total net loan charge-offs amounted to $205 thousand, or net charge-offs to average loans outstanding of 0.13%, compared with $300 thousand, or net charge-offs to average loans outstanding of 0.20%, in the first quarter of 2008.

For the quarter ended March 31, 2009, the Bank recorded a provision for loan losses (the "provision") of $665 thousand, representing an increase of $153 thousand or 29.9% compared with the first quarter of 2008. The increase in the provision was largely attributed to growth in the loan portfolio and deteriorating economic conditions, including declining real estate values in most of the markets served by the Bank.

The Bank maintains an allowance for loan losses (the "allowance") which is available to absorb probable losses on loans. The allowance is maintained at a level that, in management’s judgment, is appropriate for the amount of risk inherent in the current loan portfolio and adequate to provide for estimated probable losses. At March 31, 2009, the allowance stood at $5.9 million, representing an increase of $460 thousand or 8.4% compared with December 31, 2008. At March 31, 2009, the allowance expressed as a percentage of total loans stood at 91 basis points, up from 86 basis points at December 31, 2008.

Securities: Total securities ended the first quarter at $367.6 million, representing an increase of $77.1 million, or 26.5%, compared with December 31, 2008. Securities purchased during the quarter included mortgage-backed securities issued by U.S. Government agencies and sponsored enterprises, as well as obligations of state and political subdivisions thereof.

Deposits: During the first quarter of 2009, the most significant funding source for the Bank’s earning assets continued to be retail deposits, gathered through its network of twelve banking offices throughout downeast and midcoast Maine. Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring and higher deposits in summer and autumn. The timing and extent of seasonal swings have varied from year to year, particularly with respect to demand deposits.

Total deposits ended the first quarter at $615.4 million, representing an increase of $37.2 million, or 6.4%, compared with December 31, 2008. Total retail deposits ended the first quarter at $497.3 million, up $7.6 million or 1.6% compared with December 31, 2008. Retail deposit growth was principally attributed to time deposits, with demand deposits, NOW accounts and savings and money market accounts posting a combined seasonal decline of $13.9 million, or 4.8%.

Brokered deposits obtained from the national market ended the first quarter at $118.1 million, representing an increase of $29.6 million, or 33.5%, compared with December 31, 2008. The increase in brokered deposits was utilized to support first quarter earning asset growth and replace the seasonal decline in retail deposits.

Borrowings: Total borrowings ended the first quarter at $354.5 million, representing an increase of $30.6 million, or 9.5%, compared with December 31, 2008. The increase in borrowings was principally used to fund the growth of the Bank’s securities portfolio.

Capital: During the first quarter of 2009, the Bank continued to exceed regulatory requirements for "well-capitalized" institutions. Company management considers this to be vital in promoting depositor and investor confidence and providing a solid foundation for future growth. Under the capital adequacy guidelines administered by the Bank’s principal regulators, "well-capitalized" institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At March 31, 2009, the Bank’s Tier I Leverage, Tier I Risk-based, and Total Bisk-based capital ratios were 8.37%, 12.65% and 14.30%, compared with 6.65%, 10.03% and 11.69% at December 31, 2008, respectively.

In January 2009, the Company announced the issuance and sale of $18.751 million in Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, to the U.S. Treasury in connection with its participation in the U.S. Treasury’s Capital Purchase Program ("CPP"). The CPP is a voluntary program designed by the U.S. Treasury to provide additional capital to healthy, well-capitalized banks, to help provide economic stimulus through the creation of additional lending capacity in local banking markets.

Shareholder Dividends: The Company paid regular cash dividends of $0.26 per share of common stock in the first quarter of 2009, representing an increase of $0.01 per share, or 4.0%, compared with the dividend paid for the same quarter in 2008.

The Company’s Board of Directors recently declared a second quarter 2009 regular cash dividend of $0.26 per share of common stock, compared with $0.25 for the same quarter in 2008, representing an increase of $0.01, or 4.0%.

Results of Operations

Net Interest Income: For the three months ended March 31, 2009, net interest income on a fully tax-equivalent basis amounted to $8.2 million, up $760 thousand or 10.2% on a linked quarter basis and representing an increase of $1.7 million, or 26.3%, compared with the first quarter of 2008.

The increase in first quarter 2009 net interest income compared with the same quarter in 2008 was principally attributed to an improved net interest margin, combined with average earning asset growth of 12.8%. The decline in short-term interest rates over the past eighteen months favorably impacted the Bank’s net interest margin, as the cost of interest bearing liabilities declined faster and to a greater degree than the decline in earning asset yields.

For the three months ended March 31, 2009, the fully tax-equivalent net interest margin amounted to 3.42%, up 21 basis points on a linked quarter basis and representing an improvement of 39 basis points compared with the first quarter of 2008.

Non-interest Income: For the three months ended March 31, 2009, total non-interest income amounted to $1.6 million, representing a decline of $445 thousand or 21.7%, compared with the first quarter of 2008. The decline in non-interest income was largely attributed to a $313 thousand gain recorded in the first quarter of 2008 representing the proceeds from shares redeemed in connection with the Visa, Inc. initial public offering.

First quarter 2009 net securities gains amounted to $412 thousand, representing an increase of $35 thousand, or 9.3%, compared with the first quarter of 2008. The $412 thousand in first quarter net securities gains were comprised of realized gains on the sale of securities amounting to $1.4 million, largely offset by other-than-temporary securities impairment losses of $1.0 million. During the first quarter of 2009 the Company concluded that unrealized losses on certain available-for-sale, 1-4 family non-agency mortgage-backed securities with an amortized cost of $3.9 million were other-than-temporarily impaired, because the Company could no longer conclude that it is probable it will receive 100% of future contractual principal and interest. Because these securities were being carried at fair value, estimated losses on these securities, net of tax, were previously recorded in unrealized losses on securities available-for-sale within accumulated other comprehensive loss, a component of total shareholders equity on the Company’s consolidated balance sheet. Company management believes that the ultimate economic losses that may be realized for these securities may be meaningfully less than the "mark-to-market" losses that were recorded during the quarter.

First quarter 2009 credit and debit card service charges and fees amounted to $176 thousand, representing a decline of $157 thousand, or 47.2%, compared with the first quarter of 2008. This decline was attributed to the previously reported sale of the Bank’s merchant processing and Visa credit card portfolios in the fourth quarter of 2008.

First quarter 2009 trust and other financial services fees amounted to $572 thousand, representing an increase of $33 thousand, or 6.1%, compared with the first quarter of 2008.

Non-interest Expense: For the three months ended March 31, 2009, total non-interest expense amounted to $5.2 million, representing an increase of $176 thousand, or 3.5%, compared with the first quarter of 2008.

Included in first quarter 2009 non interest expense, was the write-down of certain non-marketable venture capital equity investment funds considered other-than-temporarily impaired amounting to $168 thousand, compared with $36 thousand in the first quarter of 2008. These investment funds, originating as far back as 1994 and in most cases qualifying for Community Reinvestment Act credit, generally represent socially responsible venture capital investments in small businesses throughout Maine and New England. The first quarter 2009 write-down represented 35.3% of their recorded book carrying value.

The increase in first quarter 2009 non-interest expense was also attributed to a $128 thousand reduction in the Company’s previously reported liability related to the Visa Reorganization and the Visa, Inc. initial public offering recorded in the first quarter of 2008.

First quarter 2009, salaries and employee benefits amounted to $2.8 million, representing an increase of $99 thousand, or 3.7%, compared with the first quarter of 2008. The increase in salaries and employee benefits was principally attributed to normal increases in base salaries and employee benefits, as well as changes in staffing levels and mix.

First quarter 2009 credit and debit card expenses amounted to $101 thousand, representing a decline of $154 thousand, or 60.4%, compared with the first quarter of 2008. This decline was attributed to the previously reported sale of the Bank’s merchant processing and Visa credit card portfolios in the fourth quarter of 2008.

First quarter 2009 furniture and equipment expenses amounted to $353 thousand, representing a decline of $137 thousand, or 28.0%, compared with the first quarter of 2008. This decline was principally attributed to declines in a variety of expense categories including depreciation expense, maintenance contract expenses, miscellaneous equipment purchases and repairs, and personal property taxes.

Income Taxes: For the three months ended March 31, 2009, total income taxes amounted to $1.1 million, representing an increase of $201 thousand, or 22.6%, compared with the first quarter of 2008. The Company’s effective tax rate amounted to 29.3% in the first quarter of 2009, compared with 31.3% in the first quarter of 2008.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like "strategy," "anticipates" "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		1st Quarter Average
Balance Sheet Data	3/31/2009	12/31/08	2009	2008

Total assets	$1,062,175	$972,288	$1,004,528	$898,261
Total securities	367,582	290,502	321,608	258,231
Total loans	648,323	633,603	638,263	589,807
Allowance for loan losses	5,906	5,446	5,616	4,826
Total deposits	615,427	578,193	570,853	547,721
Borrowings	354,535	323,903	346,685	278,639
Shareholders' equity	86,520	65,445	82,029	67,339

	Three Months Ended
Results of Operations	3/31/2009	3/31/2008

Interest and dividend income	$ 13,364	$ 13,430
Interest expense	5,424	7,138
Net interest income	7,940	6,292
Provision for loan losses	665	512
Net interest income after
provision for loan losses	7,275	5,780

Non-interest income	1,604	2,049
Non-interest expense	5,164	4,988
Income before income taxes	3,715	2,841
Income taxes	1,090	889

Net income	$ 2,625	$ 1,952

Preferred stock dividends and accretion of discount	222	---
Net income available to common shareholders	$ 2,403	$ 1,952

Per Common Share Data

Basic Earnings Per Share	$ 0.84	$ 0.65
Diluted Earnings Per Share	$ 0.82	$ 0.64
Cash Dividends Per Share	$ 0.26	$ 0.25

Selected Financial Ratios

Tax-equivalent Net Interest Margin	3.42%	3.03%
Return on Average Equity	12.98%	11.66%
Return on Average Assets	1.06%	0.87%